Exhibit 99.1

CONTACT:	THOMAS COUGHLIN,
PRESIDENT & CEO
THOMAS KEATING, CFO
(201) 823-0700

BCB Bancorp, Inc. Generates Strong Earnings of $20.9 Million in 2020

BAYONNE, N.J., January 28, 2021 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $20.9 million for the year ended December 31, 2020, compared with $21.0 million for 2019. Earnings per diluted share for 2020 were $1.14, as compared to $1.20 in 2019. In the fourth quarter of 2020, the Company earned $7.3 million, compared with $5.1 million in the fourth quarter of 2019, and $8.3 million in the third quarter of 2020. Earnings per diluted share were $0.41 in the fourth quarter of 2020, compared to $0.29 per diluted share in the fourth quarter of 2019, and $0.47 per diluted share in the preceding quarter.

“We generated solid earnings for the fourth quarter and for the full year 2020, fueled by solid net interest income generation, despite the pandemic, and from capitalizing on operating efficiencies,” stated Thomas Coughlin, President and Chief Executive Officer. “Our continued efforts to deleverage the balance sheet and deploy excess capital helped expand our net interest margin by 37 basis points during the fourth quarter of 2020, as compared to the prior quarter. To emphasize the success of our strategy, we were able to expand our net interest margin by 90 basis points over the last two quarters as compared to the second quarter of 2020. In the coming year, we will remain focused on disciplined balance sheet growth and managing our cost of funds, while delivering consistent operating results to our shareholders.

“During the course of the year, we successfully completed a number of high-profile projects that directly contributed to our bottom line and are expected to enhance future quarters’ revenue streams and capital levels. These included the sale-leaseback of one of our properties, the purchase of $60 million in bank-owned life insurance (“BOLI”), the redemption of our Series C 6% and Series F 6% preferred stock, and the issuance of our Series H 3.5% preferred stock. We recognized a gain of approximately $4.4 million related to the sale-leaseback, which was completed in the third quarter. The investment in BOLI provides a new form of non-interest income, which is nontaxable, and helps to diversify our revenue streams.

“During the fourth quarter, we completed the final issuance of our Series H 3.5% Noncumulative Perpetual Preferred Stock. Over the last seven months, we issued a total of $11.2 million of such stock over three rounds of funding. We also redeemed $10.5 million of our other outstanding preferred stock during 2020, which included the Company’s Series C 6% Noncumulative Perpetual Preferred Stock and Series F 6% Noncumulative Perpetual Preferred Stock. As a result of these strategic transactions, we have further strengthened our capital position, and our dividend costs have been reduced. Overall, we anticipate saving approximately $55,000 in dividend costs per quarter,” said Coughlin.

“Results for the fourth quarter and the year were affected by increases to the loan loss provision as a result of the COVID-19 pandemic effect on the economy and its impact on our New Jersey and New York markets,” said Coughlin. “We recorded a $1.9 million provision for loan losses in the fourth quarter, and a $9.4 million provision for the year, bringing our total reserves to $33.6 million, and our allowance for loan losses to 1.44 percent of total loans at year-end. We believe this reserve level is adequate to cover loan losses incurred from the pandemic through the 2021 year end.

“We were an active participant in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) from its inception in April, until the initial program completed on August 8, 2020. Our success in executing this relief effort allowed us to assist approximately 1,100 customers to receive $133 million in PPP funding. As the regulations and guidance for PPP loans and the forgiveness process continued to evolve, management recognized the operational risk and complexity associated with this portfolio and decided to sell the PPP loan portfolio to a third party better suited to support and serve our PPP clients through the loan forgiveness process. This loan sale allows our team to focus on serving our clients and proactively monitor and address credit risk brought on by the pandemic. As a result, we recorded interest and fee income related to PPP loans of $1.7 million during 2020, as well as a gain on the sale of these loans of $333,000,” said Coughlin.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

The Company also announced plans to particpate in the lateset round of PPP lending pursuant to the Consolidated Appropriations Act, 2021 (“CAA”), which was signed into law on December 27, 2020. The CAA is providing new COVID-19 stimulus relief, and it includes $284 billion allocated for another round of PPP lending, extending the program to March 31, 2021. The program offers new PPP loans for companies that did not receive a PPP loan in 2020, and also second draw loans targeted at hard-hit businesses that have already spent their initial PPP proceeds. “We plan to be participants in this new round of PPP proceeds by partnering with an SBA Small Business Lending Company, The Loan Source Inc., for the application, forgiveness and ongoing service process of our PPP loans, helping our business customers as we did during the first round of funding,” said Coughlin.

Executive Summary

•	Net interest margin was 3.35 percent for the fourth quarter of 2020, compared to 2.98 percent for the third quarter of 2020, and 2.88 percent for the fourth quarter of 2019.

•	Net interest margin expanded by 90 basis points from the second quarter of 2020.

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Total yield on interest-earning assets increased 12 basis points to 4.18 percent for the fourth quarter of 2020, compared to 4.06 percent for the third quarter of 2020 and decreased 26 basis points from 4.44 percent for the fourth quarter of 2019.

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Total cost of interest-bearing liabilities decreased 31 basis points to 1.04 percent for the fourth quarter of 2020, compared to 1.35 percent for the third quarter of 2020 and decreased 83 basis points from 1.87 percent for the fourth quarter of 2019.

•	Net income was $7.3 million in the fourth quarter of 2020, compared to $8.3 million in the prior quarter and $5.1 million in the fourth quarter a year ago.

•	Earnings per diluted share were $0.41 in the fourth quarter of 2020, compared to $0.47 in the prior quarter and $0.29 in the fourth quarter of 2019.

•	Loans receivable, net of allowance for loan losses, increased by 5.4 percent, to $2.295 billion at December 31, 2020, from $2.178 billion a year earlier.

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The provision for loan losses increased by $2.4 million, to $1.9 million for the fourth quarter of 2020, compared to a credit to the provision for loan losses of $475,000 for the fourth quarter of 2019; this increase was primarily due to factors related to the COVID-19 pandemic.

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Allowance for loan losses as a percentage of non-accrual loans was 205.2 percent at December 31, 2020, compared to 570.5 percent at December 31, 2019, as total non-accrual loans increased to $16.4 million at year-end as compared to $4.2 million at December 31, 2019.

•	Total deposits were $2.318 billion at December 31, 2020, down from $2.362 billion a year ago.

•	The Company purchased $60.0 million of BOLI during the third quarter of 2020.

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The Company redeemed $10.5 million of its outstanding preferred stock during the third quarter of 2020, which included the Company’s Series C 6% Noncumulative Perpetual Preferred Stock and Series F 6% Noncumulative Perpetual Preferred Stock, and issued $11.2 million of Series H 3.5% Noncumulative Perpetual Preferred Stock in 2020. The Company anticipates savings approximately $55,000 in dividend costs per quarter.

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The Bank sold substantially all of its PPP loans in December 2020. In addition to recognizing $908,000 of net fee income in 2020 on these loans, the Company also recognized a net gain of $333,000 on the sale.

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On January 13, 2021 the Company’s Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable February 15, 2021, to common shareholders of record on February 3, 2021.

Balance Sheet Review

Total assets decreased by $83.8 million, or 2.9 percent, to $2.824 billion at December 31, 2020, from $2.907 billion at December 31, 2019. The decrease in total assets from last year was mainly related to decreases in total cash and cash equivalents due to, among other things, the reduction in deposits and repayment of FHLB advances discussed below, partly offset by increases in loans receivable.

Loans receivable, net increased by $116.6 million, or 5.4 percent to $2.295 billion at December 31, 2020 from $2.178 billion at December 31, 2019. Total loan increases for the year ended December 31, 2020 included increases of $83.9 million in commercial real estate and multi-family loans, $51.0 million in construction loans, $6.7 million in commercial business loans, and $140,000 in consumer loans, partly offset by decreases of $11.0 million in home equity loans and $4.0 million in residential one-to-four family loan. Included within the net increase in loans receivable were $48.4 million of purchased loans, which the Company bought in the second quarter of 2020.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

Total investment securities increased $23.4 million, or 24.8 percent, to $117.5 million at December 31, 2020, from $94.1 million at December 31, 2019.

Total deposits decreased by $44.0 million, or 1.9 percent, to $2.318 billion at December 31, 2020, from $2.362 billion at December 31, 2019. The decrease in deposits in the current year was primarily related to the maturity of certain high-rate, promotional certificate of deposit accounts in the third and fourth quarters. Some of these matured deposits went into other forms of deposits while others were withdrawn from the Bank.

Debt obligations decreased by $51.8 million, or 18.3 percent, to $230.8 million at December 31, 2020 from $282.6 million at December 31, 2019. The weighted average interest rate of FHLB advances was 1.63 percent at December 31, 2020 and 2.16 percent at December 31, 2019. During the year ended December 31, 2020, the Company opted to extinguish $47.0 million in FHLB advances, which held a weighted average rate of 2.24 percent. The advances were originally set to mature in 2021 and 2022. The effect of the extinguishment of the debt reduced the weighted average cost of FHLB borrowings by approximately 12 basis points on an annualized basis. The related non-recurring expense for the extinguishment of this debt is included in noninterest expense.

Stockholders’ equity increased by $9.7 million, or 4.1 percent, to $249.2 million at December 31, 2020, from $239.5 million a year ago. The increase in stockholders’ equity over the prior year included an increase in retained earnings of $9.9 million, representing earnings net of dividends paid. Accumulated other comprehensive income increased $2.0 million over the prior year, based upon favorable market conditions. Treasury stock was $26.9 million at December 31, 2020, an increase of $4.9 million from $22.0 million at December 31, 2019, related to the repurchase of Company common shares.

Fourth Quarter 2020 Income Statement Review

Net interest income increased by $2.7 million, or 13.3 percent, to $22.8 million for the fourth quarter of 2020, from $20.1 million for the fourth quarter of 2019. The increase in net interest income resulted primarily from a $5.3 million decrease in interest expense related to a decrease of 83 basis points in the average rate on interest-bearing liabilities to 1.04 percent for the fourth quarter of 2020, from 1.87 percent for the fourth quarter of 2019, as well as a $183.3 million, or 7.9 percent, decrease in the average balance of interest-bearing liabilities for the fourth quarter of 2020 to $2.151 billion, from $2.334 billion for the fourth quarter of 2019. Interest income was $2.6 million lower than the prior year, related to a decrease of 26 basis points in the average yield on interest-earning assets to 4.18 percent for the fourth quarter of 2020, from 4.44 percent for the fourth quarter of 2019, as well as a $77.8 million decrease, or 2.8 percent, in the average balance of interest-earning assets to $2.714 billion for the fourth quarter of 2020, from $2.792 billion for the fourth quarter of 2019. The lower rates for interest income and interest expense were driven by the reduction of the federal funds rate by 175 basis points from October, 2019 through March, 2020. Interest income on loans for the fourth quarter of 2020 included $214,000 of amortization of purchase credit fair value adjustments. The fair value adjustments relate to the 2018 acquisition of IA Bancorp, Inc. (“IAB”), which added approximately three basis points to the average yield on interest earning assets. Interest income on loans also included $268,000 of net fees related to the Bank’s PPP loans.

Net interest margin was 3.35 percent for the fourth quarter of 2020, compared to 2.88 percent for the fourth quarter of 2019. The significant improvement in net interest margin was the result of the effective deployment of cash and aligning our cost of funds with the market. The increase in the net interest margin compared to the fourth quarter of 2019 was the result of managing and reducing our cost of funds to reflect the current low interest rate environment. The Company’s average yield on interest-earning assets decreased by 26 basis points to 4.18 percent for the fourth quarter of 2020, compared to 4.44 percent for the fourth quarter of 2019, highlighting the impact market volatility surrounding the pandemic has had on rates. Management has been proactive in managing its cost of funds and decreased the average cost on total interest-bearing liabilities by 83 basis points to 1.04 percent for the fourth quarter of 2020, compared to 1.87 percent for the fourth quarter of 2019.

Total noninterest income increased by $2.7 million, or 267.1 percent, to $3.7 million for the fourth quarter of 2020, from $1.0 million for the fourth quarter of 2019. The increase in total noninterest income was mainly related to a higher unrealized gain of equity securities of $989,000, higher gains on the sale of investment securities of $700,000, BOLI income of $648,000, and higher gains on the sale of loans of $408,000. The unrealized gains or losses on equity securities, and the decision to recognize gains on the sales of securities, are based on market conditions. The increase in BOLI income relates to an initial purchase of $60.0 million of BOLI product in the third quarter of 2020. The increase in the gain on sale of loans primarily came as a result of the sale of our PPP loan portfolio in December, 2020.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

Total noninterest expense increased by $118,000, or 0.8 percent, to $14.4 million for the fourth quarter of 2020, from $14.3 million for the fourth quarter of 2019 largely due to a loss related to the prepayment of FHLB borrowings, an increase in FDIC assessments and increased occupancy expense, all discussed below. Salaries and employee benefits expense decreased by $869,000, or 11.9 percent, to $6.5 million for the fourth quarter of 2020, from $7.4 million for the fourth quarter of 2019, primarily related to fewer full-time equivalent employees, partly offset by normal compensation increases. The number of full-time equivalent employees for the fourth quarter of 2020 was 302, as compared with 365 for the same period in 2019. Occupancy and equipment expense increased by $284,000, or 10.4 percent, to $3.0 million for the fourth quarter of 2020, from $2.7 million for the fourth quarter of 2019, largely related to building sanitization costs associated with the COVID-19 pandemic and the opening of a new branch in the third quarter of this year. Professional fees expense decreased $266,000, or 40.4 percent, to $393,000 for the fourth quarter of 2020, from $659,000 for the fourth quarter of 2019, primarily related to a legal matter settled in the prior-year period. Regulatory assessments increased by $330,000 to $461,000 for the fourth quarter of 2020, from $131,000 for the fourth quarter of 2019. The increase was primarily related to the receipt of a FDIC Small Bank Assessment Credit in the fourth quarter of 2019, and increases in the FDIC assessment rate and assessment base. The Company recognized a non-recurring expense of $837,000 for a loss on extinguishment of debt, related to the prepayment of high-cost FHLB borrowings in 2020. Other noninterest expense decreased by $185,000, or 9.3 percent, to $1.8 million for the fourth quarter of 2020, from $2.0 million for the fourth quarter of 2019. Other noninterest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and miscellaneous fees and expenses. The decrease in the current period was primarily related to a reduction of business development and loan-related expenses, largely attributable to the current pandemic condition.

The income tax provision increased by $716,000, or 32.7 percent, to $2.9 million for the fourth quarter of 2020, from $2.2 million for the fourth quarter of 2019. The increase in the income tax provision was a result of higher taxable income for the fourth quarter of 2020 as compared with that same period for 2019. The consolidated effective tax rate for the fourth quarter of 2020 was 28.5 percent, compared to 29.9 percent for the fourth quarter of 2019. The lower rate in the current period related primarily to non-taxable BOLI income and lower non-deductible costs in the current year period.

Full Year 2020 Income Statement Review

Net interest income decreased by $2.2 million, or 2.7 percent, to $80.4 million for the year 2020, from $82.6 million for 2019. The decrease in interest and dividend income resulted primarily from a decrease in the average yield on interest-earning assets of 60 basis points to 3.99 percent for 2020, from 4.59 percent for 2019, partly offset by an increase in the average balance of interest-earning assets of $147.7 million, or 5.5 percent, to $2.840 billion for 2020, from $2.692 billion for 2019. Interest income on loans receivable decreased by $6.8 million, or 6.0 percent, to $107.2 million for 2020, from $114.0 million for 2019. The decrease was primarily attributable to a decrease in the average yield on loans of 32 basis points to 4.62 percent for 2020, from 4.94 percent for 2019, partly offset by an increase in the average balance of loans receivable of $14.3 million, or 0.6 percent, to $2.320 billion for 2020, from $2.305 billion for 2019. Interest income on loans also included $1.2 million of amortization of purchase credit fair value adjustments, which added approximately six basis points to the average yield on interest earning assets. The fair value adjustments relate to the 2018 acquisition of IAB. Interest income on loans also included $908,000 of net fees related to the Bank’s PPP loans. Interest expense decreased related to a decrease in the average rate on interest-bearing liabilities of 38 basis points to 1.44 percent for the year 2020, from 1.82 percent for 2019, partly offset by an increase in the average balance of interest-bearing liabilities of $41.2 million, or 1.8 percent, to $2.292 billion for 2020, from $2.251 billion for 2019. The decrease in the average cost of funds related to the declining interest rate environment. The increase in the average balance of interest-bearing liabilities primarily resulted from increased deposits, including those from new branches opened over the last few years.

Net interest margin was 2.83 percent for the year 2020, and 3.07 percent for the year 2019. The decrease in the net interest margin was the result of the current volatile financial market attributable to the COVID-19 pandemic, which has fueled the low interest rate environment.

Total noninterest income increased by $7.1 million, or 131.7 percent, to $12.5 million for 2020, from $5.4 million for 2019. The increase in total noninterest income was mainly related to a gain on sale of premises of $4.4 million, an increase in the realized and unrealized gain on equity securities of $1.6 million, BOLI income of $1.0 million, an increase in the gain on sale of investment securities of $702,000, and an increase in other noninterest income of $248,000, partly offset by a decrease in fees and service charges of $411,000, a decrease in gains on the sale of other real estate owned properties of $215,000, a decrease of $144,000 in gains on the sale of loans, and a decrease in the gains on the sale of impaired loans of $81,000. The gain on sale of premises relates to the completion of a sale/leaseback of certain offices that the Company sold

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

to a private investor group in September, 2020. The unrealized gains or losses on equity securities are based on market conditions. The BOLI income relates to an initial purchase of $60.0 million of BOLI product in the third quarter of 2020. The increase in other noninterest income related primarily to the reversal of $295,000 of liabilities previously recorded for IAB acquired loans that paid off in 2020. The lower level of loan sales was attributable to the curtailment of loan growth, while the decline in fees and service charges related in part to the pandemic condition as well as lower servicing fee income resulting from fewer loan sales.

Total noninterest expense decreased by $1.5 million, or 2.8 percent, to $54.0 million for the year 2020, from $55.5 million for 2019.

Salaries and employee benefits expense decreased by $2.5 million, or 8.9 percent, to $25.9 million for 2020, from $28.4 million for 2019, primarily related to $1.3 million of costs deferred for PPP loans and fewer full-time equivalent employees, partly offset by normal compensation increases. The costs deferred represent current period salaries and benefit costs associated with direct PPP loan origination costs. The average number of full-time equivalent employees for the year 2020 was 329, as compared with 361 in 2019.

Occupancy and equipment expense increased by $1.1 million, or 10.2 percent, to $11.7 million for 2020, from $10.6 million for 2019, largely related to building sanitization costs associated with the COVID-19 pandemic and the addition of the Newark branch during 2020.

Professional fees expense decreased $351,000, or 17.3 percent, to $1.7 million for the year 2020, from $2.0 million for 2019, primarily related to a legal matter settled in the prior-year period.

Data processing and service fees increased by $625,000, or 19.6 percent, to $3.8 million for 2020 from $3.2 million for 2019, largely attributable to additional branches and system applications.

Regulatory assessments increased by $430,000, or 47.0 percent, to $1.3 million for 2020, from $914,000 for 2019. The increase was primarily related to the receipt of FDIC Small Bank Assessment Credits of $548,000 in 2019, and increases in the assessment rate and in the assessment base.

The Company recognized an expense of $1.1 million for a loss on extinguishment of debt for 2020, related to prepayments of high-cost FHLB borrowings.

Other noninterest expense decreased by $1.9 million, or 22.7 percent, to $6.6 million for 2020, from $8.5 million for 2019. Other noninterest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and miscellaneous fees and expenses. The decrease in the current period was primarily related to a reduction of business development and loan-related expenses, largely attributable to the current pandemic condition.

The income tax provision decreased by $743,000, or 8.0 percent, to $8.6 million for 2020, from $9.3 million for 2019. The decrease in the income tax provision was a result of lower taxable income for 2020, as compared to 2019. The consolidated effective tax rate for 2020 was 29.1 percent compared to 30.7 percent for 2019. The lower rate in the current period related primarily to non-taxable BOLI income and lower non-deductible costs in the current year period.

Asset Quality

During the fourth quarter of 2020, the Company recognized $464,000 in net recoveries, compared to $482,000 in net charge-offs for the fourth quarter of 2019.

The COVID-19 pandemic has caused disruption to the global economy, but the extent and duration of the disruption is uncertain at this time. Management will continue to monitor any activity for loan deferment requests and delinquencies on a regular basis.

The provision for loan losses increased by $2.4 million, to $1.9 million, for the fourth quarter of 2020, compared to a credit of $475,000 for the fourth quarter of 2019; this increase was primarily due to COVID-19 related factors. The provision for loan losses increased by $7.4 million to $9.4 million for the year 2020 from $2.1 million for 2019. The Bank had non-accrual loans totaling $16.4 million, or 0.70 percent, of gross loans at December 31, 2020, as compared to $4.2 million, or 0.19 percent, of gross loans at December 31, 2019.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

Performing troubled debt restructured (“TDR”) loans that were not included in nonaccrual loans at December 31, 2020, were $13.8 million, compared to $17.0 million at December 31, 2019. Borrowers who are in financial difficulty and who have been granted concessions (excluding COVID-19 modifications) that may include interest rate reductions, term extensions, or payment alterations, are categorized as TDR loans.

The allowance for loan losses was $33.6 million, or 1.44 percent of gross loans at December 31, 2020, and $23.7 million, or 1.08 percent of gross loans at December 31, 2019. The allowance for loan losses was 205.17 percent of non-accrual loans at December 31, 2020, and 570.53 percent of non-accrual loans at December 31, 2019.

COVID-19 Response

With the global outbreak of COVID-19, the Company remains focused on protecting the health and wellbeing of its employees and the communities in which it operates while assuring the continuity of its business operations.

The Company activated its dedicated pandemic team that proactively implemented its business continuity plans and has taken a variety of measures to ensure the ongoing availability of services, while taking health and safety measures, including enhanced cleaning and hygiene protocols in all of its facilities and remote work policies, where possible. To date, as a result of these business continuity measures, the Company has not experienced significant disruptions in its operations.

•	Operational Initiatives

•	The pandemic response team meets on an as-needed basis and actively monitors guidance released by regulators and banking associations.

•	In-person meetings are closely managed and are held on an as needed basis only.

•	Many employees are working remotely, temporarily relocated or are working alternate days to increase social distancing.

•	Barriers have been installed in branches and back offices to provide protection.

•	Branch and operational offices are cleaned and sanitized biweekly and employees have access to masks, gloves and disinfectant.

•	Masks are required for entry and social distancing is strictly enforced.

•	Management provides updates to employees on a regular basis.

•	The Call Center is open seven days a week to assist with customer inquiries.

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Beginning on January 11, 2021, branch offices began offering appointment banking services to lessen the spread of the virus and to protect employees and customers. We have recommended that our customers utilize our ATM and drive-through services wherever possible.

•	Allowance for Loan Losses (“ALLL”)

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As several of the Company’s asset quality metrics have been adversely affected in 2020, management determined it is prudent to increase its loan loss reserves through the addition of $1.9 million and $9.4 million in loan loss provisions for the three-month and full-year periods ended December 31, 2020, respectively, due primarily to the economic downturn as a result of the COVID-19 pandemic. This compares to a credit of $475,000 and $2.1 million in loan loss provisions for the three-month and full-year periods ended December 31, 2019, respectively. The loan loss reserve to total loans ratio was 1.44 percent at December 31, 2020, compared to 1.08 percent at December 31, 2019. The increased reserve includes provisions taken in response to changes in risks associated with loan classification assignments, increases in impaired loans and a declining economy in New Jersey and New York.

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The Bank considered qualitative factors, such as changes in underwriting policies, current economic conditions, delinquency statistics, the adequacy of the underlying collateral and the financial strength of borrowers in arriving at its loan loss provision. All of these factors are likely to be affected by the COVID-19 pandemic. Individual deferred loans were stress tested to assess potential credit risks. The impact of COVID-19 is likely to be felt over the next several quarters. Adjustments to the ALLL may be required as the full impact of COVID-19 on the borrowers’ capacity to make payments and the value of the underlying collateral becomes known.

Loan Deferments

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The Bank, like other financial institutions, has received a significant number of requests to defer principal and/or interest payments, and has agreed to such deferrals or is in the process of doing so on a case by case basis. The banking regulatory agencies, through an Interagency Statement dated April 7, 2020, encouraged financial institutions to work prudently with borrowers who request loan modifications or deferrals as a result of COVID-19.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

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The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020, and provided over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a TDR, and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. Most of these loans are accruing interest and the Bank is considering the loans within the overall allowance for loan loss analysis.

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The Bank began receiving requests for loan deferments on March 13, 2020. The forbearance period provided by the Bank was generally three months with the Bank retaining the sole option to extend the forbearance period for an additional three months. Payments received upon the expiration of the forbearance period were first applied to interest accrued, then towards escrow advances, and any remaining amount towards principal.

The Bank has worked diligently with its customers by reaching out to them as the end of the three-month deferral term was approaching, and to understand the need for any prudent requests of an extension of the deferral period. The Bank has been encouraged with the results. The status of active loans at December 31, 2020 that had requested deferrals is as follows:

Description	Number of Loans	Owned Balance ($000s)	Percentage of Total
2nd Deferment	2	$162	<1.00%
Partial Payment	1	1,393	<1.00
COVID-modified	2	6,417	<1.00
Impaired	26	56,334	6.34
Delinquent	16	14,232	1.60
In Full Payment Status	1,002	809,751	91.16

Total	1,049	$888,289	100.00%

Management continues to perform detailed stress testing of loan deferments related to various loan to value and cash flow scenarios. The specific ALLL reserves allocated to these stress tests are deemed to be adequate and will continue to be analyzed as the economic conditions progress.

•	Paycheck Protection Program (PPP)

•	As a qualified SBA lender, the Bank was automatically authorized to originate PPP loans.

•	The Bank had closed and funded approximately $133 million for almost 1,100 PPP loans.

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The Company had received approximately $4.7 million of processing fees from the SBA in 2020. These fees, net of direct costs relating to the origination of these loans, had been deferred and were being amortized over the life of the loans. The amount of net fees recorded to interest income through December 31, 2020 was approximately $908,000.

•	The Company sold substantially all of these loans in December 2020, and recognized a net gain of $333,000 on the sale.

•	Main Street lending Program

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The Main Street Lending Program is a program announced on April 9, 2020, under which the Federal Reserve will purchase loans that banks give to small and mid-sized businesses. The Federal Reserve will purchase 95 percent of each loan.

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The program is designed to keep credit flowing to small and mid-sized businesses that were in good financial standing before the onset of the COVID-19 crisis, but which are now under extreme stress due to stay-at-home and business closure orders from state and local governments. The Bank has been approved as an eligible lender, and has received inquiries since the program became operational on July 8, 2020 but has not funded any loans under this program.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

•	Industry Exposure

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The Company has identified various industries that may be particularly adversely impacted by the COVID-19 pandemic. Though the hotspots may change through the progression of the pandemic, the following identifies the sectors with the most deferment requests, and the status of these loans at December 31, 2020 (Dollars in Thousands):

Description	2nd Deferment	Partial Payment	COVID- Modified	Impaired	Delinquent	In Full Payment	Total
Mixed-Use/Commercial	$—	$—	$—	$25,791	$391	$94,386	$120,568
Strip Retail	—	—	5,707	2,725	—	69,052	77,484
Mixed-Use/Multifamily	—	—	—	—	6,621	53,817	60,438
Mixed Use/1-4 Family	—	—	—	258	—	57,186	57,444
Multifamily	—	—	—	—	—	49,520	49,520
Golf Course	—	—	—	—	—	45,516	45,516
Hospitality/Hotel	—	—	—	4,889	—	38,182	43,071
Condo Commercial	—	—	—	—	4,410	38,048	42,458
Office	—	—	—	2,065	—	39,378	41,443
Residential Real Estate 1-4 Family	162	—	710	550	838	37,142	39,402
UCC	—	—	—	1,071	277	36,083	37,431
Single Family	—	1,393	—	3,608	118	28,726	33,845
Restaurant (Standalone)	—	—	—	—	199	23,592	23,791
Retail (1-3 Units)	—	—	—	—	598	24,349	24,947
Mixed-Use/Office	—	—	—	—	—	20,253	20,253
All Others	—	—	—	15,378	780	154,520	170,678

Total	$162	$1,393	$6,417	$56,335	$14,232	$809,750	$888,289

•	IT Changes

•

To protect the well-being of our staff and customers, the Company has set up resources for some employees to work from home. To facilitate the move, we allocated laptop computers to staff and enhanced our ability to access the network offsite.

•	Liquidity and Capital Resources

•

The Company was well positioned with adequate levels of cash and liquid assets as of December 31, 2020, as well as wholesale borrowing capacity of over $770 million. At December 31, 2020, the Company’s equity to asset ratio was 8.83 percent and the Bank’s capital was in excess of regulatory requirements. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirement for additional capital each quarter.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 29 branch offices in Bayonne, Carteret, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us;

•	FDIC premiums may increase if the agency experiences additional resolution costs; and

•	civil unrest could occur in the communities that the Company serves.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

	Statements of Income - Three Months Ended,
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020 vs. September 30, 2020	December 31, 2020 vs. December 31, 2019
	(In thousands, except per share amounts)
Interest and dividend income:
Loans, including fees	$27,090	$27,126	$28,254	-0.1%	-4.1%
Mortgage-backed securities	298	393	583	-24.2%	-48.9%
Other investment securities	743	693	135	7.2%	450.4%
FHLB stock and other interest earning assets	204	254	1,994	-19.7%	-89.8%

Total interest and dividend income	28,335	28,466	30,966	-0.5%	-8.5%

Interest expense:
Deposits:
Demand	1,220	1,157	2,023	5.4%	-39.7%
Savings and club	116	113	103	2.7%	12.6%
Certificates of deposit	2,702	4,531	6,704	-40.4%	-59.7%

	4,038	5,801	8,830	-30.4%	-54.3%
Borrowings	1,546	1,775	2,059	-12.9%	-24.9%

Total interest expense	5,584	7,576	10,889	-26.3%	-48.7%

Net interest income	22,751	20,890	20,077	8.9%	13.3%
Provision (credit) for loan losses	1,915	2,726	(475)	-29.8%	-503.2%

Net interest income after provision for loan losses	20,836	18,164	20,552	14.7%	1.4%

Non-interest income:
Fees and service charges	805	875	819	-8.0%	-1.7%
Gain on sales of loans	600	174	192	244.8%	212.5%
Gain on sale of impaired loans	26	—	—	0.0%	0.0%
Loss on sales of other real estate owned	(38)	—	—	0.0%	0.0%
Gain (loss) on sale of investment securities	658	306	(42)	115.0%	1666.7%
Gain on sale of premises	—	4,378	—	-100.0%	0.0%
BOLI income	648	385	—	68.3%	0.0%
Unrealized gain (loss) on equity investments	970	778	(19)	24.7%	5205.3%
Other	75	59	70	27.1%	7.1%

Total non-interest income	3,744	6,955	1,020	-46.2%	267.1%

Non-interest expense:
Salaries and employee benefits	6,460	6,385	7,329	1.2%	-11.9%
Occupancy and equipment	3,018	2,996	2,734	0.7%	10.4%
Data processing and service fees	986	937	959	5.2%	2.8%
Professional fees	393	421	659	-6.7%	-40.4%
Director fees	354	471	391	-24.8%	-9.5%
Regulatory assessment fees	461	311	131	48.2%	251.9%
Advertising and promotional	22	18	74	22.2%	-70.3%
Other real estate owned, net	43	11	(6)	290.9%	816.7%
Loss from extinguishment of debt	837	313	—	167.4%	0.0%
Other	1,804	1,479	1,989	22.0%	-9.3%

Total non-interest expense	14,378	13,342	14,260	7.8%	0.8%

Income before income tax provision	10,202	11,777	7,312	-13.4%	39.5%
Income tax provision	2,904	3,465	2,188	-16.2%	32.7%

Net Income	7,298	8,312	5,124	-12.2%	42.4%
Preferred stock dividends	286	332	342	-13.9%	-16.4%

Net Income available to common stockholders	$7,012	$7,980	$4,782	-12.1%	46.6%

Net Income per common share-basic and diluted
Basic	$0.41	$0.47	$0.29	-12.8%	41.5%

Diluted	$0.41	$0.47	$0.29	-12.8%	42.4%

Weighted average number of common shares outstanding
Basic	17,094	17,069	16,508	0.1%	3.5%

Diluted	17,104	17,069	16,601	0.2%	3.0%

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

	Statements of Income - Year Ended,
	December 31, 2020	December 31, 2019	December 31, 2020 vs. December 31, 2019
	(In thousands, except per share amounts)
Interest and dividend income:
Loans, including fees	$107,153	$113,981	-6.0%
Mortgage-backed securities	1,748	2,743	-36.3%
Other investment securities	1,690	567	198.1%
FHLB stock and other interest earning assets	2,835	6,264	-54.7%

Total interest and dividend income	113,426	123,555	-8.2%

Interest expense:
Deposits:
Demand	6,147	7,247	-15.2%
Savings and club	440	428	2.8%
Certificates of deposit	19,360	25,394	-23.8%

	25,947	33,069	-21.5%
Borrowings	7,069	7,882	-10.3%

Total interest expense	33,016	40,951	-19.4%

Net interest income	80,410	82,604	-2.7%
Provision for loan losses	9,441	2,069	356.3%

Net interest income after provision for loan losses	70,969	80,535	-11.9%

Non-interest income:
Fees and service charges	2,948	3,359	-12.2%
Gain on sales of loans	892	1,036	-13.9%
Gain on sale of impaired loans	26	107	-75.7%
(Loss) gain on sales of other real estate owned	(38)	177	-121.5%
Gain on sale of investment securities	964	262	267.9%
Gain on sale of premises	4,378	—	0.0%
BOLI income	1,033	—	0.0%
Unrealized gain on equity investments	1,790	201	790.5%
Other	497	249	99.6%

Total non-interest income	12,490	5,391	131.7%

Non-interest expense:
Salaries and employee benefits	25,916	28,456	-8.9%
Occupancy and equipment	11,748	10,660	10.2%
Data processing and service fees	3,812	3,187	19.6%
Professional fees	1,682	2,033	-17.3%
Director fees	1,548	1,381	12.1%
Regulatory assessments	1,344	914	47.0%
Advertising and promotional	127	334	-62.0%
Other real estate owned, net	101	71	42.3%
Loss from extinguishment of debt	1,150	—	0.0%
Other	6,608	8,547	-22.7%

Total non-interest expense	54,036	55,583	-2.8%

Income before income tax provision	29,423	30,343	-3.0%
Income tax provision	8,566	9,309	-8.0%

Net Income	20,857	21,034	-0.8%
Preferred stock dividends	1,300	1,346	-3.4%

Net Income available to common stockholders	$19,557	$19,688	-0.7%

Net Income per common share-basic and diluted
Basic	$1.14	$1.20	-5.0%

Diluted	$1.14	$1.20	-5.0%

Weighted average number of common shares outstanding
Basic	17,210	16,367	5.2%

Diluted	17,226	16,423	4.9%

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

Statements of Financial Condition	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020 vs. September 30, 2020	December 31, 2020 vs. December 31, 2019
	(In Thousands)
ASSETS
Cash and amounts due from depository institutions	$23,201	$18,938	$24,985	22.5%	-7.1%
Interest-earning deposits	238,028	141,613	525,368	68.1%	-54.7%

Total cash and cash equivalents	261,229	160,551	550,353	62.7%	-52.5%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	99,756	119,643	91,613	-16.6%	8.9%
Equity investments	17,717	14,501	2,500	22.2%	608.7%
Loans held for sale	3,530	1,510	917	133.8%	285.0%
Loans receivable, net of allowance for loan losses of $33,639, $31,760, and $23,734 respectively	2,295,021	2,391,990	2,178,407	-4.1%	5.4%
Federal Home Loan Bank of New York stock, at cost	11,324	13,160	13,821	-14.0%	-18.1%
Premises and equipment, net	15,272	15,968	19,920	-4.4%	-23.3%
Accrued interest receivable	12,924	17,746	8,318	-27.2%	55.4%
Other real estate owned	414	1,623	1,623	-74.5%	-74.5%
Deferred income taxes	12,997	12,184	11,180	6.7%	16.3%
Goodwill and other intangibles	5,488	5,503	5,552	-0.3%	-1.2%
Operating lease right-of-use asset	14,988	15,798	13,246	-5.1%	13.2%
Bank-owned life insurance (“BOLI”)	61,033	60,385	—	1.1%	0.0%
Other assets	11,227	11,022	9,283	1.9%	20.9%

Total Assets	$2,823,655	$2,842,319	$2,907,468	-0.7%	-2.9%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$402,100	$395,630	$271,702	1.6%	48.0%
Interest bearing deposits	1,915,950	1,877,708	2,090,361	2.0%	-8.3%

Total deposits	2,318,050	2,273,338	2,362,063	2.0%	-1.9%
FHLB advances	193,800	259,600	245,800	-25.3%	-21.2%
Subordinated debentures	37,042	36,984	36,810	0.2%	0.6%
Operating lease liability	15,224	16,004	13,380	-4.9%	13.8%
Other liabilities	10,328	13,706	9,942	-24.6%	3.9%

Total Liabilities	2,574,444	2,599,632	2,667,995	-1.0%	-3.5%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	25,723	23,481	25,016	9.5%	2.8%
Common stock: no par value, 40,000 shares authorized	—	—	—	—	—
Additional paid-in capital common stock	192,276	191,755	190,294	0.3%	1.0%
Retained earnings	58,335	53,742	48,429	8.5%	20.5%
Accumulated other comprehensive (loss) income	(205)	627	(2,218)	-132.7%	90.8%
Treasury stock, at cost	(26,918)	(26,918)	(22,048)	0.0%	22.1%

Total Stockholders’ Equity	249,211	242,687	239,473	2.7%	4.1%

Total Liabilities and Stockholders’ Equity	$2,823,655	$2,842,319	$2,907,468	-0.7%	-2.9%

Outstanding common shares	17,108	17,081	17,517	0.2%	-2.3%

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

	Three Months Ended December 31,
	2020			2019
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,420,699	$27,090	4.48%	$2,269,581	$28,254	4.98%
Investment Securities	124,435	1,041	3.35%	100,676	718	2.85%
Interest-earning deposits	168,954	204	0.48%	421,659	1,994	1.89%

Total Interest-earning assets	2,714,088	28,335	4.18%	2,791,916	30,966	4.44%
Non-interest-earning assets	113,952			70,329
Total assets	$2,828,040			$2,862,246

Interest-bearing liabilities:
Interest-bearing demand accounts	$571,742	$745	0.52%	$360,201	$716	0.80%
Money market accounts	319,365	475	0.59%	284,546	1,307	1.84%
Savings accounts	294,170	116	0.16%	256,663	103	0.16%
Certificates of Deposit	704,697	2,702	1.53%	1,120,029	6,704	2.39%

Total interest-bearing deposits	1,889,973	4,038	0.85%	2,021,439	8,830	1.75%
Borrowed funds	261,036	1,546	2.37%	312,848	2,059	2.63%

Total interest-bearing liabilities	2,151,009	5,584	1.04%	2,334,287	10,889	1.87%
Non-interest-bearing liabilities	432,391			303,262

Total liabilities	2,583,400			2,637,549
Stockholders’ equity	244,640			224,697

Total liabilities and stockholders’ equity	$2,828,040			$2,862,246

Net interest income		$22,751			$20,077

Net interest rate spread(1)			3.14%			2.57%

Net interest margin(2)			3.35%			2.88%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

	Year Ended December 31,
	2020			2019
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,319,750	$107,153	4.62%	$2,305,496	$113,981	4.94%
Investment Securities	118,053	3,438	2.91%	115,548	3,310	2.86%
Interest-earning deposits	401,986	2,835	0.71%	271,067	6,264	2.31%

Total Interest-earning assets	2,839,789	113,426	3.99%	2,692,111	123,555	4.59%
Non-interest-earning assets	79,560			72,633
Total assets	$2,919,349			$2,764,744

Interest-bearing liabilities:
Interest-bearing demand accounts	$486,251	$3,050	0.63%	$346,973	$2,628	0.76%
Money market accounts	320,928	3,097	0.97%	261,395	4,619	1.76%
Savings accounts	276,785	440	0.16%	258,481	428	0.17%
Certificates of Deposit	931,606	19,360	2.08%	1,089,408	25,394	2.33%

Total interest-bearing deposits	2,015,571	25,947	1.29%	1,956,257	33,069	1.69%
Borrowed funds	276,411	7,069	2.56%	294,562	7,882	2.68%

Total interest-bearing liabilities	2,291,982	33,016	1.44%	2,250,818	40,951	1.82%
Non-interest-bearing liabilities	387,631			296,185

Total liabilities	2,679,613			2,547,003
Stockholders’ equity	239,736			217,741

Total liabilities and stockholders’ equity	$2,919,349			$2,764,744

Net interest income		$80,410			$82,604

Net interest rate spread(1)			2.55%			2.77%

Net interest margin(2)			2.83%			3.07%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

	Financial Condition data by quarter
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
	(In thousands, except book values)
Total assets	$2,823,655	$2,842,319	$2,986,876	$2,942,003	$2,907,468
Cash and cash equivalents	261,229	160,551	412,249	595,186	550,353
Securities	117,473	134,144	140,201	97,009	94,113
Loans receivable, net	2,295,021	2,391,990	2,343,593	2,164,057	2,178,407
Deposits	2,318,050	2,273,338	2,442,233	2,375,721	2,362,063
Borrowings	230,842	296,584	279,726	299,668	282,610
Stockholders’ equity	249,211	242,687	241,019	240,638	239,473
Book value per common share[1]	$14.57	$14.21	$14.13	$13.82	$13.67
Tangible book value per common share[2]	$12.76	$12.53	$12.18	$12.09	$11.94

	Operating data by quarter
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
	(In thousands, except for per share amounts)
Net interest income	$22,751	$20,890	$17,991	$18,778	$20,077
Provision (credit) for loan losses	1,915	2,726	3,300	1,500	(475)
Non-interest income	3,744	6,955	1,108	683	1,020
Non-interest expense	14,378	13,342	11,952	14,364	14,260
Income tax expense	2,904	3,465	1,121	1,076	2,188

Net income	$7,298	$8,312	$2,726	$2,521	$5,124

Net income per diluted share	$0.41	$0.47	$0.14	$0.12	$0.29

Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios[3]
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Return on average assets	1.03%	1.15%	0.36%	0.34%	0.72%
Return on average stockholder’s equity	11.93%	14.06%	4.57%	4.21%	9.12%
Net interest margin	3.35%	2.98%	2.45%	2.63%	2.88%
Stockholder’s equity to total assets	8.83%	8.54%	8.07%	8.18%	8.24%
Efficiency Ratio[4]	54.27%	47.92%	62.58%	73.81%	67.59%

	Asset Quality Ratios
	(In thousands, except for ratio %)
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Non-Accrual Loans	$16,396	$7,151	$4,495	$4,362	$4,160
Non-Accrual Loans as a % of Total Loans	0.70%	0.29%	0.19%	0.20%	0.19%
ALLL as % of Non-Accrual Loans	205.2%	444.1%	641.6%	585.4%	570.5%
Impaired Loans	83,201	31,318	26,839	23,022	26,912
Classified Loans	68,580	18,138	13,584	9,882	13,483

(1)	Calculated by dividing stockholders’ equity to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

	Recorded Investment in Loans Receivable by quarter
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
	(In thousands)
Residential one-to-four family	$244,369	$241,796	$247,471	$268,137	$248,381
Commercial and multi-family	1,690,836	1,677,668	1,643,954	1,577,816	1,606,976
Construction	155,967	134,769	111,463	101,692	104,996
Commercial business	184,357	311,204	309,284	177,146	177,642
Home equity	53,667	60,973	63,481	64,857	64,638
Consumer	822	770	603	1,029	682

	$2,330,018	$2,427,180	$2,376,256	$2,190,677	$2,203,315
Less:
Deferred loan fees, net	(1,358)	(3,430)	(3,821)	(1,086)	(1,174)
Allowance for loan loss	(33,639)	(31,760)	(28,842)	(25,534)	(23,734)

Total loans, net	$2,295,021	$2,391,990	$2,343,593	$2,164,057	$2,178,407

	Non-Accruing Loans in Portfolio by quarter
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
	(In thousands)
Originated loans:
Residential one-to-four family	$1,013	$847	$788	$788	$590
Commercial and multi-family	5,615	457	218	218	761
Commercial business	4,059	3,252	1,129	1,189	1,428
Home equity	544	604	608	294	347

Sub-total:	$11,231	$5,160	$2,743	$2,489	$3,126
Acquired loans initially recorded at fair value:
Residential one-to-four family	$723	$565	$544	$602	$291
Commercial and multi-family	3,106	979	631	758	217
Commercial business	1,324	378	513	513	513
Home equity	12	69	64	—	13

Sub-total:	$5,165	$1,991	$1,752	$1,873	$1,034
Total:	$16,396	$7,151	$4,495	$4,362	$4,160

BCBP Reports Fourth Quarter 2020 Earnings

January 28, 2021

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$249,211	$242,687	$241,019	$240,638	$239,473
Less: goodwill	5,253	5,253	5,253	5,253	5,253
Less: preferred stock	25,723	23,481	27,956	24,876	25,016
Total tangible common stockholders’ equity	218,235	213,953	207,810	210,509	209,204
Shares common shares outstanding	17,108	17,081	17,057	17,407	17,517
Book value per common share	$14.57	$14.21	$14.13	$13.82	$13.67

Tangible book value per common share	$12.76	$12.53	$12.18	$12.09	$11.94

	Efficiency Ratios
	Q3 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
	(In thousands, except for ratio %)
Net interest income	$22,751	$20,890	$17,991	$18,778	$20,077
Non-interest income	3,744	6,955	1,108	683	1,020
Total income	26,495	27,845	19,099	19,461	21,097
Non-interest expense	14,378	13,342	11,952	14,364	14,260

Efficiency Ratio	54.27%	47.92%	62.58%	73.81%	67.59%

	Distribution of Deposits by quarter
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
	(In thousands)
Demand:
Non-Interest Bearing	$402,100	$395,630	$390,912	$293,174	$271,702
Interest Bearing	613,882	504,863	472,064	428,683	394,074
Money Market	315,208	311,074	319,113	321,973	305,790

Sub-total:	$1,331,190	$1,211,567	$1,182,089	$1,043,830	$971,566
Savings and Club	297,765	287,513	275,567	260,291	260,545
Certificates of Deposit	689,095	774,258	984,577	1,071,600	1,129,952

Total Deposits:	$2,318,050	$2,273,338	$2,442,233	$2,375,721	$2,362,063